Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-166220, 333-157733, 333-34196, 333-64642 and 333-132823) and in the Registration Statement (Form S-3 No. 333-157732) and in the related prospectuses of Sangamo BioSciences, Inc. of our reports dated February 16, 2011, with respect to the consolidated financial statements of Sangamo BioSciences, Inc., and the effectiveness of internal control over financial reporting of Sangamo BioSciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ ERNST & YOUNG LLP

Palo Alto, California

February 16, 2011